 ------
|FORM 4|
 ------                                           ------------------------------
                                                          OMB APPROVAL
[ ] Check this box if no longer subject           ------------------------------
    to Section 16. Form 4 or Form 5               OMB Number:          3235-0287
    obligations may continue.  See                Expires:    September 30, 1998
    Instruction 1(b).                             Estimated average burden
                                                  hours per response.........0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Sosnoff                          Martin                Toby
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   (Last)                           (First)             (Middle)

                    c/o Atalanta/Sosnoff Capital Corporation
                                 101 Park Avenue
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                                    (Street)

  New York                            NY                 10178
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Atalanta/Sosnoff Capital Corporation ("ATL")
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)

      ###-##-####
________________________________________________________________________________
4.   Statement for Month/Day/Year

     December 20, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |X|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

     Chairman of the Board and
     Chief Executive Officer
     --------------------------------------------------------------------
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                        5.             6.
                                                        4.                              Amount of      Owner-
                                                        Securities Acquired (A) or      Securities     ship
                            2.             3.           Disposed of (D)                 Beneficially   Form:     7.
                            Trans-         Transaction  (Instr. 3, 4 and 5)             Owned          Direct    Nature of
                            action         Code         ------------------------------- at End         (D) or    Indirect
1.                          Date           (Instr. 8)                  (A)              of Month       Indirect  Beneficial
Title of Security           (Month/        ------------                 or              (Instr. 3      (I)       Ownership
(Instr. 3)                  Day/Year)      Code     V      Amount      (D)    Price     and  4)        (Instr.4) (Instr.4)
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
Common Stock,
par value $.01 per share    12/20/02        G              300,000      D      --        6,700,000      D
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===========================================================================================================================
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).
                                                                          (Over)
                                                                 SEC 1474 (7-96)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                           10.
                                                                                                           Owner-
                                                                                                 9.        ship
                                                                                                 Number    Form
             2.                                                                                  of        of
             Conver-                   5.                              7.                        deriv-    Deriv-   11.
             sion                      Number of                       Title and Amount          ative     ative    Nature
             or                        Derivative    6.                of Underlying     8.      Secur-    Secur-   of
             Exer-            4.       Securities    Date              Securities        Price   ities     ity:     In-
             cise             Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Bene-     Direct   direct
             Price   3.       action   or Disposed   Expiration Date   ----------------  Deriv-  ficially  (D) or   Bene-
1.           of      Trans-   Code     of(D)         (Month/Day/Year)            Amount  ative   Owned     In-      ficial
Title of     Deriv-  action   (Instr.  (Instr. 3,    ----------------            or      Secur-  at End    direct   Owner-
Derivative   ative   Date     8)       4, and 5)     Date     Expira-            Number  ity     of Month  (I)      ship
Security     Secur-  (Month/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     Day/Year)Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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

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===========================================================================================================================

EXPLANATION OF RESPONSES:


            Martin T. Sosnoff                                   12/20/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                          Page 2
                                                                 SEC 1474 (7-96)